UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 29, 2012
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DAIS ANALYTIC CORPORATION
(Exact name of registrant as specified in its charter)

New York	000-53554	14-760865
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

11552 Prosperous Drive
Odessa, Florida 33556
(Address of Principal Executive Offices)(Zip Code)

(727) 375-8484
(Registrant’s telephone number, including area code)

N/A
______________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On October 29, 2012, Dais Analytic Corporation (the “Company”) repaid $1,323,561.65 (consisting of principal and interest ) to satisfy and terminate an unsecured convertible promissory note (the “Convertible Note”) issued to Platinum-Montaur Life Sciences, LLC (“Platinum-Montaur”).  With the repayment of the Convertible Note, we also terminated a forbearance agreement, dated June 15, 2012 (the “Forbearance Agreement”), with Platinum Montaur.

The Convertible Note was originally issued by the Company in December 2009. Pursuant to the original terms of the Convertible Note, the Company was to pay Platinum-Montaur interest at the rate of 10%.  In connection with the repayment of the Convertible Note, the Company and Platinum-Montaur entered into the Forbearance Agreement.  Pursuant to the Forbearance Agreement and, commencing on the date thereof, the Convertible Note accrued interest at the rate of 20% per annum, and Platinum-Montaur was granted rights, under certain conditions, to receive and dispose of certain of the Company’s assets to repay the Convertible Note.

With the repayment of the Convertible Note, the Convertible Note and Forbearance Agreement were terminated.  There were no early termination penalties or other penalties associated with the termination of the Convertible Note or Forbearance Agreement.  With the payment on July 13, 2012 of all outstanding principal and interest due pursuant to the Secured Convertible Promissory Note, issued to Platinum-Montaur on March 22, 2011, the Company has repaid all debt obligations to Platinum-Montaur.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DAIS ANALYTIC CORPORATION

Dated: November 2, 2012	By:	/s/ Timothy N. Tangredi
Timothy N. Tangredi
Chief Executive Officer and President

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